CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of Georgia-Pacific Corporation on Form S-8 of our reports dated February 4, 2000 included in Georgia-Pacific Corporation's Annual Report on Form 10-K for the year ended January 1, 2000 and to all references to our Firm included in this Registration Statement.

/s/ ARTHUR ANDERSEN LLP

Atlanta, Georgia
November 29, 2000